Exhibit 10.11

SINEXUS, INC.

December 6, 2006

Richard Kaufman

[HOME ADDRESS]

Re:	Employment Terms

Dear Rich:

Sinexus, Inc. (the “Company’’) is pleased to offer you the position of Vice President and Chief Operating Officer on the following terms.

Your employment will commence with the Company on January 4, 2007 (“Start Date”). You will be responsible for all product and clinical/regulatory development operations and will directly report to the Chief Executive Officer.

Your base compensation will be $275,000 per year (“Base Compensation”), less payroll deductions and all required withholdings. You will be paid semi-monthly and you will be eligible for the following standard Company benefits: medical insurance, vacation (5 weeks per year), sick leave, holidays, flex-work as needed, business class travel, and matching 401k (when a program is available). Details about these benefits are available for your review. Sinexus may modify compensation and benefits from time to time as it deems necessary.

You will be eligible to receive an annual bonus (“Annual Bonus”) between thirty to forty percent (30-40%) of your annual base salary at the end of your first year of employment payable upon the achievement of certain milestones mutually agreed upon by you and the Company. Your Annual Bonus, however, shall be a minimum of $55,000 (i.e., 20% of your base salary) for calendar year 2007. In addition, the Company will pay you a bonus of one hundred seventy-five thousand ($175,000) dollars on your Start Date (Signing Bonus”) and an additional Signing Bonus of fifty thousand ($50,000) on the date of your first anniversary at the Company. Provided, however, these Signing Bonuses must be repaid to the Company pro-rata if you elect to terminate your employment of the Company within twenty-four (24) months from your Start Date. For example, if you leave after eighteen (18) months, you must repay to the Company twenty-five percent (25%) of your total Signing Bonuses ($56,250).

Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 450,000 shares of the Company’s Common Stock with a per share exercise price equal to the fair market value of the Common Stock on the date of grant. Your option shall vest over four years with twenty five percent (25%) vesting at the first anniversary of employment and the balance vesting on a monthly basis thereafter. In addition, on an annual basis during the term of your employment, beginning at the end of your first anniversary, the Company shall consider awarding you stock options based on your performance with the Company, as well as consider granting you an annual merit increase in your Base Salary in the range of three to ten percent (3 – 10%).

Upon the commencement of your employment, the Company shall offer you a loan in the principal sum of three hundred thousand dollars ($300,000) (“Sinexus Loan”). The proceeds from the Sinexus Loan shall be used exclusively to pay the outstanding balance of the loan currently outstanding between yourself and Abbott Corporation until such loan is paid in full. Any imputed interest on the Sinexus Loan by the IRS shall be paid in the same manner as your current loan from Abbott Corporation. The Sinexus Loan shall be secured by any stock or options you hold in Sinexus. The Sinexus Loan may be pre-paid at anytime and will become due and payable in full if you leave the employment of Sinexus. You shall commence repayment of the Sinexus Loan by contributing a minimum of fifty percent (50%) of your Annual Bonus you receive beginning at the end of your third year of employment at the Company and continuing thereafter until the Sinexus Loan is paid in full.

As a Company employee, you will be expected to abide by Company rules and regulations and sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You may terminate your employment with Company at any time and for any reason whatsoever simply by notifying Company. Likewise, Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Sinexus. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in a writing signed by you and a duly authorized officer of the Company.

Please sign and date this letter, and return it to me by December 7, 2006, if you wish to accept employment at Company under the terms described above.

2.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Donald J. Eaton
Donald J. Eaton
President and Chief Executive Officer

Accepted:

/s/ Richard Kaufman	12/7/06
Richard Kaufman	Date

Attachment: Proprietary Information and Inventions Agreement

3.

November 18, 2013

VIA HAND DELIVERY

Richard Kaufman

Intersect ENT, Inc.

1555 Adams Drive

Menlo Park, CA 94025

Re:	New Employment Terms

Dear Richard:

As we have discussed, this letter agreement confirms an amendment (the “Amendment”) to the terms of your employment offer letter with Intersect ENT, Inc. (the “Company”) dated December 6, 2006 (the “Offer Letter”). The new employment terms contained in this Amendment are effective as of the date that this Amendment is executed.

Your Offer Letter is hereby amended to reflect the following:

1.	Severance Upon Termination in Connection with Change in Control:

Subject to your obligations below, you will be entitled to the following:

(a) Upon the occurrence of a Change of Control Transaction (as defined below), the vesting of all outstanding stock options held by you shall be accelerated such that 50% unvested shares subject to your outstanding options shall be fully vested.

(b) You shall receive the Severance Benefits (as defined below) if in connection with or within twelve (12) months after a Change of Control Transaction, your employment is either (i) terminated by the Company or a successor entity without Cause (defined below), or (ii) terminated by you due to your resignation for Good Reason (defined below), but only if the event constituting Good Reason upon which your resignation is based occurs in connection with or subsequent to and as a result of such Change of Control Transaction and further provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”).

(c) Definitions:

(i) A “Change of Control Transaction” shall have occurred if the Company consummates a change of control merger or acquisition transaction (not including any initial public offering of the Company’s securities) as described in Article 4, Section B(2)(c) subsections (ii) and (iii) of the Company’s Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 15, 2013.

Richard Kaufman

(ii) “Severance Benefits” shall mean (i) payment of six (6) months of your base salary, less all applicable withholdings and deductions, paid over such 6-month period immediately following the Separation from Service, on the schedule described below (the “Salary Continuation”) (ii) a lump sum payment equal to your annual target bonus prorated for the number of days of the then current bonus period worked prior to your Separation from Service and (iii) vesting of all outstanding stock options held by you such that all unvested shares subject to your outstanding options shall be fully vested.

Such Severance Benefits are conditional upon (a) your continuing to comply with your obligations under your Proprietary Information and Inventions Agreement during the period of time in which you are receiving the Severance Benefits; and (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your Separation from Service. The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the Salary Continuation and the pro-rated target bonus payment that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and the effectiveness of the release, with the balance of the Salary Continuation being paid as originally scheduled.

For the purposes of the Offer Letter, “Cause” shall mean any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (iii) engagement in any activity that you know or should know could materially harm the business or reputation of the Company; (iv) material failure to adhere to the Company’s corporate codes, policies or procedures as in effect from time to time; (v) material violation of any statutory, contractual, or common law duty or obligation to the Company, including, without limitation, the duty of loyalty; (vi) material breach of the Confidentiality Agreement; (vii) repeated failure, in the reasonable judgment of the Board, to substantially perform your assigned duties or responsibilities after written notice from the Board describing the failure(s) in reasonable detail and your failure to cure such failure(s) within thirty (30) days of receiving such written notice; or material breach of the Proprietary Information and Inventions Agreement executed by you.

Richard Kaufman

For the purposes of the Offer Letter, “Good Reason” shall mean any of the following which occurs without your written consent: (i) a relocation of the office where you are required to work to a location more than thirty-five (35) miles from the office where you previously were required to work; (ii) a material decrease in your base salary (except for salary decreases generally applicable to the Company’s other executive employees); or (iii) a material reduction in the scope of your duties or responsibilities, provided, however, that to resign for Good Reason, you must (1) provide written notice to the Company’s chief Executive Officer within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company is effective not later than 90 days after the expiration of the cure period.

2.	Code Section 409A.

It is intended that all of the benefits and payments under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-l(b)(4), 1.409A-l(b)(5) and 1.409A-l(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this letter (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon your Termination of Services set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, the timing of the payments upon your Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of your Termination of Services, and (ii) the date of the your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to you a lump sum amount equal to the sum of the payments upon your Separation from Service that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above.

Richard Kaufman

Except as modified herein, all other terms of the Offer Letter shall remain in full force and effect.

This Amendment, together with the Offer Letter and your Proprietary Information and Inventions Agreement, constitutes the entire agreement between you and the Company regarding the terms of your employment. It supersedes any prior statements, representations or promises made to you concerning the subjects contained in this Amendment and the Offer Letter, and only can be modified in a writing signed by you and a duly authorized director or officer of the Company.

Please sign below if these terms are acceptable to you, and return the fully signed Amendment to me within five (5) business days.

Understood and Agreed:

/s/ Richard Kaufman	/s/ Lisa D. Earnhardt
Richard Kaufman	Lisa D. Earnhardt
SVP and Chief Operating Officer	President and Chief Executive Officer
Intersect ENT, Inc.	Intersect ENT, Inc.

11/20/13	11/20/13
Date	Date